Exhibit 99.1

Energy Services of America Announces Financial Results for the Three Months Ended December 31, 2022

Huntington, WV   February 13, 2023- Energy Services of America Corporation (the “Company” or “Energy Services”) (Nasdaq: ESOA), generated net income of $164,000, fully diluted earnings per share of $0.01, revenues of $60.0 million, and adjusted EBITDA of $2.6 million for the three months ended December 31, 2022. The Company had an unaudited backlog of $206.9 million at December 31, 2022, as compared to $101.6 million at December 31, 2021.

Douglas Reynolds, President, commented on the announcement. “While the first quarter of fiscal year 2023 did not meet our expectations, we believe our backlog has the Company poised for a strong year. Notably, we have several natural gas projects under contract along with an electric vehicle battery project and a new school construction project.” Reynolds continued, “Even beyond our current backlog, we are seeing tremendous opportunities to add additional work for this fiscal year and have added a considerable amount of construction experience and talent to our organization.”

Below is a comparison of the Company’s operating results for the three months ended December 31, 2022 and 2021 (unaudited):

	Three Months Ended	Three Months Ended
	December 31, 2022	December 31, 2021
Revenue	$60,042,585	$42,659,125

Cost of revenues	54,056,323	37,350,752

Gross profit	5,986,262	5,308,373

Selling and administrative expenses	5,316,138	3,632,595
Income from operations	670,124	1,675,778

Other income (expense)
Interest income	72	576
Other nonoperating expense	(80,663)	(153,428)
Interest expense	(474,284)	(197,559)
(Loss) gain on sale of equipment	(31,343)	339,896
	(586,218)	(10,515)

Income before income taxes	83,906	1,665,263

Income tax (benefit) expense	(79,612)	494,283

Net income	$163,518	$1,170,980

Weighted average shares outstanding-basic	16,667,185	16,247,898

Weighted average shares-diluted	16,667,185	16,247,898

Earnings per share	$0.01	$0.07

Earnings per share-diluted	$0.01	$0.07

Please refer to the table below that reconciles adjusted EBITDA with net income (unaudited):

	Three Months Ended	Three Months Ended
	December 31, 2022	December 31, 2021
Net income	$163,518	$1,170,980

Add: Income tax (benefit) expense	(79,612)	494,283

Add: Interest expense	474,284	197,559

Add (less): Non-operating expense (income)	111,934	(187,044)

Add: Depreciation and amortization expense	1,895,102	1,423,952

Adjusted EBITDA	$2,565,226	$3,099,730

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. The reasons for the use of these measures, reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures and other information relating to these measures are included herein. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,000+ employees on a regular basis. The Company’s core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact: Douglas Reynolds, President

(304)-522-3868